Exhibit 3.1

Fourth Certificate of Amendment

of

Second Restated Certificate of Incorporation

of

RespireRx Pharmaceuticals Inc.

RespireRx Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Fourth Certificate of Amendment (this “Certificate of Amendment”), which amends its Second Restated Certificate of Incorporation (as amended by the Certificate of Designation filed March 14, 2014, the Certificate of Amendment filed April 17, 2014, the Second Certificate of Amendment filed December 16, 2015, and the Third Certificate of Amendment filed September 1, 2016, the “Certificate of Incorporation”), as described below, and does hereby further certify that:

1. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Sections 228 and 242 of the DGCL.

2. Article FOURTH (A)(1) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Corporation has the authority to issue is 1,005,000,000 consisting of 1,000,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeff Margolis, its Secretary, this 30th day of April, 2020.

By:	/s/ Jeff Margolis
Name:	Jeff Margolis
Title:	SVP, CFO, Secretary and Treasurer